Consultant Agreement

This Consultant Agreement (“Agreement”) is made and entered into effective as of the 1st day of August, 2023
(“Effective Date”), by and between LendingTree, LLC (“LendingTree”), a Delaware limited liability company, with its principal place of business at 1415 Vantage Park Drive, Suite 700, Charlotte, NC 28203 and John David Moriarty (“Consultant”).

1.Responsibilities of Consultant.

1.1Services. Consultant will provide transition-related consulting services (collectively, “Services”). The Services will be performed from a location of Consultant’s choosing, or periodically from Company’s Charlotte office as set forth in Section 1.3 below.

1.2Performance of Services. Consultant agrees to devote his/her best efforts to performance of the Services. Consultant will determine the method, details and means of performing the Services.
1.3Office Space and Support Staff. Consultant will be responsible for supplying his/her own office space but may perform Services under this Agreement on LendingTree's premises at LendingTree’s request. The Consultant will be responsible for supplying his/her own office support staff, if any. Any and all personnel hired by the Consultant, as employees, consultants, agents or otherwise (collectively "Staff") shall be the responsibility of Consultant, and shall not be employees, agents, or independent contractors of LendingTree. Consultant will inform all Staff in writing at the time that such Staff are hired by Consultant that such Staff are not employees, agents, or independent contractors of LendingTree and that LendingTree has no present or future obligation to employ such Staff or provide such Staff with any compensation and/or employment benefits. Consultant will be solely responsible for the acts of such Staff and the Staff will conduct their activities at Consultant's risk, expense and supervision. Consultant warrants and covenants that each of the Staff shall be subject to written confidentiality obligations prohibiting the disclosure of Confidential Information of LendingTree (as defined in Section 7 below) on the terms and for the duration set forth in Section 7.

1.4Withholding, Taxes and Benefits. Consultant will be responsible for withholding, accruing and paying all income, social security and other taxes and amounts required by law for the compensation received hereunder and all payments to the Staff, if any. Consultant will also be responsible for all statutory insurance and other benefits required by law for Consultant and the Staff and all other benefits promised to the Staff by Consultant, if any. Consultant shall provide LendingTree with a completed W- 9 form prior to beginning performance of the Services.
1.5Ownership of Work Product. Consultant understands and agrees that, except as expressly set forth in this Section, any and all copyrightable material, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the course of Consultant's performance of Services for LendingTree, together with all intellectual property rights relating to any of the foregoing (collectively, “Work Product”) shall inure and belong solely and exclusively to LendingTree. Except as expressly set forth below, Consultant hereby fully and irrevocably assigns, transfers and conveys to LendingTree all right, title and interest in and to all such Work Product. In addition, at LendingTree’s request and at LendingTree’s expense, Consultant agrees to take such further actions, including without limitation, execution and delivery of instruments of conveyance as may be appropriate to give full and proper effect to the assignment of all Work Product to LendingTree as contemplated by this Agreement. Notwithstanding anything to the contrary in this Section, and except as set forth in Section 1.6 below, with respect to copyrightable material, Consultant shall retain (and not transfer to LendingTree) ownership of all right, title, and interest in the right to create derivative works based upon Work Product.

1.6License. Consultant hereby grants LendingTree a worldwide, non-exclusive, perpetual, fully-paid up, royalty free, worldwide license to create derivative works based upon the Work Product and to use,

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publish, distribute, reproduce, display, store, host, cache, transmit, sublicense and promote such derivative works in any form, format, or media, now known or hereafter developed as LendingTree may determine in its sole discretion. This Section will survive the termination or expiration of this Agreement. To the extent Consultant provides images in connection with the Services, LendingTree may continue to use such images in perpetuity on websites owned or operated by LendingTree. No right or license under any patent application, patent, trademark, copyright, trade secret, or other proprietary right of LendingTree (collectively, “LT Intellectual Property”) is granted in this Agreement, by implication or otherwise. Consultant acknowledges that he has no right or interest in any LT Intellectual Property, and acquires none by operation of this Agreement.

1.7Registration of Copyrights; Patent Applications. LendingTree may register the copyrights in and/or apply for patents relating to the Work Product conveyed to LendingTree under this Agreement, in its own name or that of a designee. Consultant agrees to assist LendingTree, or its designee, at LendingTree's expense, in every proper way to secure LendingTree's rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to LendingTree of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which LendingTree shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to LendingTree, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that his/her obligation to execute or cause to be executed, when it is in his/her power to do so, any such instrument or papers shall continue after the termination of this Agreement. If LendingTree is unable for any reason to secure the Consultant's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to LendingTree as above, then Consultant hereby irrevocably designates and appoints LendingTree and its duly authorized officers and agents as his/her agent and attorney in fact, to act for and in his/her behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him/her. This appointment is irrevocable and coupled with an interest.

1.8Inventions Retained and Licensed. If in the course of his/her work for LendingTree, Consultant incorporates into a LendingTree product, process or service any invention, original work of authorship, development, improvement, or trade secret which was made by Consultant prior to his/her retention by LendingTree (collectively referred to as "Prior Inventions"), LendingTree is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Inventions as part of or in connection with such product, process or machine.

1.9Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all Work Product made by him/her (solely or jointly with others) during the term of his/her retention by LendingTree. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by LendingTree. The records will be available to and remain the sole property of LendingTree at all times.

1.REPRESENTATIONS AND WARRANTIES.

Consultant represents and warrants as follows:
1.1Conflict with Existing Laws or Contracts. The execution and delivery of this Agreement and the performance of its obligations hereunder by Consultant will not conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any understanding, agreement or instrument to which he/she is a party or by which he/she is bound, or which would draw into question the validity of this Agreement, or of any action taken or to be taken in connection with the obligations contemplated herein, or which would be likely to impair materially his/her ability to perform under the terms of this

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Agreement.
1.2Compliance with Laws. Consultant will comply with all applicable laws and regulations in performing his/her obligations under this Agreement.

1.3Work Product. Consultant represents, warrants, and agrees that: (i) all Work Product submitted to LendingTree by Consultant pursuant to this Agreement is and shall be created solely by Consultant, and if Consultant is not the sole creator, Consultant has obtained all necessary rights and permissions in the Work Product to transfer ownership of such Work Product to LendingTree as set forth in Section 1 of this Agreement, and will provide Lending Tree with all such rights and permissions at the time Consultant delivers the Work Product; (ii) no portion of the Work Product has been published or displayed in any other manner or location, nor has any portion been previously submitted for publication or display to another party; and (iii) the Work Product is factually accurate and does not: (a) infringe upon any copyright or other intellectual property right, or violate the privacy or publicity rights or any other proprietary right, of any other party, and display or use of the Work Product by LendingTree shall not violate any copyright laws or any third party’s intellectual property rights; (b) contain any libelous, scandalous, obscene, or unlawful matter; or (c) contain any instruction or other material that if reasonably followed by an ordinary reader of the Work Product, would be injurious to the reader or another. Consistent with Consultant’s grant of rights to LendingTree as set forth in Section 1 of this Agreement, Consultant agrees and acknowledges that Consultant shall not publish or display in any manner the Work Product submitted to LendingTree hereunder without the express written consent of LendingTree.

2.Compensation.

1.1Expenses. Consultant shall make no claim for reimbursement of any expenses, costs, or liabilities Consultant incurs while performing hereunder unless otherwise authorized in writing by LendingTree.

1.2Fees. LendingTree agrees to pay Consultant as follows for the Services: $171,000.00. Consultant shall invoice LendingTree for such fee, and LendingTree shall make payment of such fee within thirty days of receipt of invoice. Invoices must be submitted electronically to accounts.payable@lendingtree.com. LendingTree shall not be obligated to make any payment until a signed W-9 form is received by LendingTree from Consultant.

3.Non-Exclusivity. Consultant shall not provide services similar to the Services for any competitor of LendingTree, or offer his/her own product or service which would compete with LendingTree’s services or products, during the Term and for a period of six (6) months thereafter. Except as provided in the foregoing, this Agreement is a non-exclusive agreement, and both parties remain free to enter into similar agreements with third parties.

4.Term and Termination.

1.1Term. This Agreement shall commence on the Effective Date and shall continue for six (6) months from such date (“Term”), unless earlier terminated as set forth in Section 5.2 below.

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1.2Termination. LendingTree may terminate this Agreement at its convenience and without any breach by Consultant upon fifteen (15) days prior written notice. In the event that either party fails to perform its obligations, duties or responsibilities required of it under this Agreement or either party defaults in the performance of or breaches any of its representations, warranties or covenants hereunder (in any case a “Default”), the non-defaulting party may terminate this Agreement provided that the non-defaulting party gives the breaching party written notice of the breach specifying in reasonable detail the nature of the Default. If the breaching party has not cured the breach to the reasonable satisfaction of the non- breaching party within ten (10) days of receipt of the notice (or such other time as may be mutually agreed in writing), the non-breaching party may immediately terminate this Agreement. For purposes of clarity and avoidance of doubt, termination of this Agreement by LendingTree does not relieve LendingTree of its obligations to pay the fee provided for in Section 3.2 above, and the termination of this Agreement by either of the parties does not relieve Consultant of Consultant’s obligations set forth in Sections 2, 4, and 7 herein.
1.3Effect of Termination and Survival. Upon the termination of this Agreement for whatever reason:
(a) all obligations of the parties hereunder shall cease, except for those which survive termination as set forth in Section 8.2; (b) LendingTree shall pay the Consultant the consulting fee due through the date of such termination, to the extent unpaid; and (c) Consultant shall return to LendingTree all Confidential Information (as defined below).
5.INDEMNIFICATION. Consultant will indemnify and hold LendingTree harmless from and against any and all obligations, debts, suits, costs, claims, judgments, liabilities, attorneys’ fees, liens and attachments arising from or related to the (i) Services rendered by Consultant under the terms of this Agreement or (ii) any breach of Consultant of his/her obligations, representations, warranties or covenants under this Agreement.

6.Confidential Information.

1.1LendingTree Information. Consultant agrees at all times during the term of his/her retention by LendingTree and thereafter, to hold in strictest confidence, and not to use, except for the benefit of LendingTree, or to disclose to any person, firm or corporation except for the benefit of LendingTree and with written authorization of an authorized officer of LendingTree, any Confidential Information of LendingTree. Consultant understands and agrees that for the purposes of this Agreement, “Confidential Information” includes the nature of the Services provided by Consultant hereunder, any LendingTree proprietary information, technical data, trade secrets or know-how, including, but not limited to, marketing strategy, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, marketing, finances or other business information disclosed to the Consultant by LendingTree either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Unless otherwise provided herein, “Confidential Information” shall not include: (i) information that is generally known or is available to the general public through legitimate origins (and other than as the result of unauthorized disclosure by or through Consultant), as of the date such information becomes generally known or available to the general public; (ii) information that is rightfully acquired by Consultant after the date of this Agreement and outside the course and scope of the Services performed herein from a third party whose disclosure of such information is not in violation of any obligation of confidentiality to LendingTree, as of the date such information is actually acquired by Consultant; and (iii) knowledge, skills or information which is common to the trade or profession of Consultant. Notwithstanding the above, Consultant shall be liable for the unauthorized use or disclosure of any information that was Confidential Information at the time of such use or disclosure, regardless of whether such information loses its status as Confidential Information subsequent to or as a result of such unauthorized use or disclosure.

1.2Former Client Information. Consultant agrees that he/she will not, during his/her engagement with LendingTree, improperly use or disclose any proprietary information or trade secrets of any former or concurrent client or employer of Consultant or of any other person or entity and that Consultant will not bring onto the premises of, or otherwise transfer to, LendingTree any unpublished document, trade secret, or proprietary information belonging to any such client, employer, person or entity unless

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consented to in writing by such client, employer, person or entity.
1.3Third Party Information. Consultant recognizes that LendingTree has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on LendingTree's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his/her work for LendingTree consistent with LendingTree's agreement with such third party.

1.4Remedies. Consultant acknowledges that any breach of his/her obligations under this Agreement would result in irreparable injury for which LendingTree shall have no adequate remedy at law. Accordingly, if Consultant breaches or threatens to breach any of Consultant’s obligations under this Agreement, LendingTree shall be entitled, without proving or showing any actual damage sustained and without the requirement of posting a bond or other security, to seek a temporary restraining order, preliminary injunction, permanent injunction and/or order compelling specific performance to prevent or cease the breach of Consultant’s obligations under this Agreement. Nothing in this Agreement shall be interpreted as prohibiting LendingTree from obtaining any other remedies otherwise available to it, in law or at equity, for such breach or threatened breach, including the recovery of damages.

7.Miscellaneous.

1.1Relationship between LendingTree and Consultant. On and after the Effective Date, Consultant shall at all times be and be deemed to be and independent contractor of LendingTree. Neither Consultant, nor any of his/her Staff, is an employee or agent of LendingTree for any purpose whatsoever, and shall not be entitled to paid vacation days, sick days, holidays or any other benefits provided to LendingTree employees. Consultant agrees that no income, social security or other taxes or amounts shall be withheld or accrued by LendingTree for Consultant's benefit or for the benefit of his/her Staff and no statutory insurance shall be written by LendingTree on behalf of Consultant or the employees of Consultant. Neither Consultant nor any of his/her Staff shall, under any circumstances, have any authority to act for or to bind LendingTree or to sign the name of LendingTree or to otherwise represent that LendingTree is in any way responsible for his/her acts or omissions. Neither Consultant nor his/her Staff has or have any authority to create any contract or obligation, express or implied, on behalf of, in the name of, or binding upon LendingTree.

1.2Survival. The following provisions shall expressly survive expiration or termination of this Agreement and shall continue in force and effect: Sections 1.5 through 1.9 inclusive, 2, 3.2, 5.3, 6, 7 and 8.7.
1.3Assignment. Consultant may not assign this Agreement, in whole or in part and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
1.4Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, this Agreement shall be construed as if not containing that provision, and the rest of the Agreement shall remain in full force and effect.

1.5Publicity. Neither party shall use the name of the other party in publicity releases, advertising, or similar activities without the prior written consent of the other.
1.6Notices. All notices, requests, consents, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when delivered, if sent by United States registered or certified mail (return receipt requested); (ii) when delivered, if delivered personally by commercial courier; (iii) on the second following business day, if sent by United States Express Mail or commercial overnight courier; or (iv) upon the date reflected on a fax confirmation from the transmitting fax machine, if sent by facsimile transmission and delivery of

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the facsimile transmission is subsequently confirmed telephonically within one (1) business day; in each case to the parties at the addresses set forth in the first paragraph (or at such other addresses as shall be specified by like notice).

1.7Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any conflict of law provisions. Should a dispute arise under this contract the parties agree that jurisdiction over and venue of any suit arising out of this Agreement shall be exclusively in the state and federal courts of Charlotte, North Carolina. If either party employs attorneys to enforce any right arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees.

1.8Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, with the exception of any other restrictive covenants to which Consultant may otherwise be bound in any capacity, and all prior and contemporaneous negotiations, agreements and understandings regarding any of the subject matter herein, whether oral or written, are superseded hereby except as to: (i) the Separation Agreement and General Release to which Consultant and LendingTree are parties; and (ii) any other restrictive covenants to which Consultant may otherwise be bound in any capacity. This Agreement may not be amended or modified except by a writing signed by both parties.
1.9Waiver. No term or provision hereof will be deemed waived or modified, and no variation of terms or provisions hereof shall be deemed consented to, unless such waiver or consent is in writing signed by the party against whom such waiver or consent is sought to be enforced. Any delay, waiver or omission by either party to exercise any right or power arising from breach or default of this Agreement by the other party shall not be construed to be a waiver by that party of any subsequent breach or default.

In Witness Whereof, each party has caused this Agreement to be signed, sealed and delivered by its duly authorized officer on the dates set forth below, to be effective as of the Effective Date.

LENDINGTREE     CONSULTANT
By: /s/ JILL OLMSTEAD         By: /s/ JOHN DAVID MORIARTY
John David Moriarty
Name: Jill Olmstead

Title: Chief, HR & Administrative Officer
Date: 8/7/2023

Date: 8/7/2023

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